Exhibit 991.1

Coty Sharpens Leadership Structure and Operating Model Under Coty.Curated
New York, July 2, 2026— Today, Coty Inc. (NYSE: COTY) (Paris: COTY) announced a set of organizational changes that advance its Coty.Curated strategy by bringing commercial decision-making closer to the center and enabling the company to move faster.
Executive Chairman and interim CEO Markus Strobel will take direct control of Prestige commercial operations, with Coty’s regional leaders reporting to him. The change brings leadership closer to the markets, speeds up decision-making, and sharpens accountability for sell-out and market share.
As part of these changes, Coty will integrate Prestige R&D and sustainability with supply chain into one simplified function under the interim leadership of Graeme Carter, Chief Supply Chain Officer. Bringing prestige innovation, sustainability, and supply chain together under one leader streamlines how the company develops and delivers behind its core businesses. Gordon von Bretten, President of Consumer Beauty, will continue to drive an already integrated model in Consumer Beauty.
Caroline Andreotti, Chief Commercial Officer Prestige, will leave Coty at the end of September after three years in the role and almost two decades with the company. She shaped Coty’s global commercial strategy, its relationships with key customers and partners, and its leadership in prestige.
Dr. Shimei Fan, Chief Scientific and Sustainability Officer, will leave Coty at the end of August. She led the company’s R&D organization and sustainability agenda, helped launch key innovations, and oversaw significant progress including multiple ESG ratings upgrades and the first approval of Coty’s science-based carbon reduction targets by the SBTi.
Markus Strobel, Executive Chairman and interim CEO, said: “Coty.Curated is about clarity and focus, and a simpler operating model helps us deliver on that. It positions us to keep building behind our core brands and to support our teams as the business moves forward. I want to thank Caroline and Shimei for their leadership and their many years of contribution to Coty, and wish them every success for their future endeavors.”
People and Purpose leadership transition
Priya Srinivasan, Chief People and Purpose Officer, has decided to step down for personal reasons and will leave Coty in August. She led the global people function, including leadership development and engagement, and played an important role in advancing Coty’s talent agenda.
Séverine Charbon will join Coty as Chief People and Purpose Officer effective September 1. She brings more than 25 years of international experience in talent strategy and organizational transformation, most recently as Chief Talent Officer International at Publicis Groupe.
Strobel added: “Priya has been a thoughtful and trusted leader, and a real champion of our people and culture. She has strengthened how we develop talent, deepened employee engagement, and helped make Coty a place where people can do their best work. We are grateful for everything she has given to Coty and wish her the very best in the future. We now look forward to Séverine joining Coty at this important time and continuing to build on the strong foundations in place.”

ABOUT COTY INC.

Founded in Paris in 1904, Coty is one of the world’s largest beauty companies, with a portfolio of beloved brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass‑market products in over 120 countries and territories. Together with its brands, Coty empowers people to express the beauty of their individuality – and is committed to transforming the beauty industry to become more sustainable and inclusive through its Beauty That Lasts strategy.
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Investor Relations
Olga Levinzon, +1 (212) 389-7733 olga_levinzon@cotyinc.com

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Antonia Werther, +31 621 394495 antonia_werther@cotyinc.com